CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 25 to Registration Statement No. 2-97095 on Form N-1A of our report dated September 24, 2008, relating to the financial statements and financial highlights of BlackRock Natural Resources Trust (the “Trust”) appearing in the Annual Report on Form N-CSR of the Trust for the year ended July 31, 2008. We also consent to the references to us under the headings “Financial Highlights” in the Prospectus and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Princeton, New Jersey
November 24, 2008